Exhibit 16.1

January 7, 2009

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statement made by Cyalume Technologies Holdings, Inc. (Formerly Vector Intersect Security Acquisition Corp.) which we understand will be filed with the U.S. Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K. We agree with the statements concerning our firm in such Form 8-K.

/s/ Miller, Ellin & Company, LLP
Miller, Ellin & Company, LLP